Exhibit 99.2
Golub Capital BDC, Inc. Announces Shareholder-Aligned Management Fee Reduction
NEW YORK, August 7, 2023 – Golub Capital BDC, Inc. (“GBDC” or the “Company”), a business development company (Nasdaq: GBDC), today announced that the Company’s Board of Directors approved a permanent reduction in the base management fee rate that the Company pays to its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”). For additional analysis, please refer to Management Fee Reduction Announcement Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The base management fee rate was reduced from 1.375% per annum to 1.0% per annum, in both cases based on the Company’s average adjusted gross assets at the end of the two most recently completed calendar quarters, excluding cash and cash equivalents, and including assets purchased with borrowed funds. All other terms of the Company’s Investment Advisory Agreement with its investment adviser remain unchanged. The new base management fee rate takes effect as of July 1, 2023.
“GBDC has sought to raise the bar for shareholder alignment in the BDC industry since its IPO in April 2010,” said David Golub, Chief Executive Officer of the Company. “GBDC pioneered the cumulative incentive fee cap, which set the standard for aligning BDCs and investment advisers on long-term credit performance. Today’s announcement reflects Golub Capital’s ongoing commitment to aligning with GBDC’s shareholders on the goal of long-term shared success.”
The Company estimated that the new base management fee rate would increase GBDC’s pro forma adjusted net investment income per share by approximately $0.10 per annum, or approximately 0.7% on adjusted net investment income return on equity per annum1,2.
“GBDC’s robust growth since its IPO has generated efficiencies for the Company’s investment adviser, and today’s announcement means that more of those efficiencies will be shared with GBDC shareholders,” said Matthew Benton, Chief Operating Officer of the Company. “We believe the lower base management fee rate enhances GBDC’s fundamental earnings power across a range of market cycles and economic conditions.”
1.    See accompanying presentation titled “Golub Capital BDC, Inc. – Announces Management Fee Reduction” and the slide titled “Endnotes – Non-GAAP Financial Measures” for footnotes.
2.    Return on equity represents the return on average equity, calculated as the adjusted net investment income per share divided by the average net asset value per share as of quarter end for the two most recently completed quarters, and annualized by multiplying by four.
Conference Call
The Company will host an earnings conference call at 11:00 am (Eastern Time) on Tuesday, August 8, 2023 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 330-3529 approximately 10-15 minutes prior to the call; international callers should dial +1 (646) 960-0656. Participants should reference Golub Capital BDC, Inc. when prompted. For slide presentations that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Management Fee Reduction Announcement Presentation and Quarter Ended 6.30.2023 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on August 22, 2023. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (647) 362-9199. For all replays, please reference program ID number 5111111.
About Golub Capital BDC, Inc.
Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).
About Golub Capital
Golub Capital is a market-leading, award-winning direct lender and experienced credit asset manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors. As of April 1, 2023, Golub Capital had over 800 employees and over $60 billion of capital under management, a gross measure of invested capital including leverage. The firm has lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.
Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Exhibit 99.2
Contact:
Christopher Ericson
312-212-4036
cericson@golubcapital.com

press@golubcapital.com

Source: Golub Capital BDC, Inc.